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                                                                   Exhibit 99(b)


                                                                   [TRW LOGO]


TRW INC.          Executive Offices              JOSEPH T. GORMAN
                  1900 Richmond Road             Chairman of the Board &
                  Cleveland, OH 44124            Chief Executive Officer

April 25, 1996


Dear Shareholder:

On April 24, 1996, the Directors of TRW Inc. adopted a Shareholder Rights Plan that replaces the shareholder rights plan adopted on December 14, 1988. This measure was taken in response to the increased level of takeover activity over the last few years and the changes in Ohio law since 1988. The Directors adopted the new Rights Plan to address the changes in the takeover environment and to protect your interests in the event that the Company is confronted with coercive, unfair or inadequate takeover bids.

The Rights are designed to assure that all of TRW's shareholders receive fair and equitable treatment in any unsolicited bid for the Company. The Rights are not intended to preclude legitimate offers to acquire the Company; however, they are intended to encourage anyone seeking to acquire the Company to negotiate with the Directors prior to attempting a takeover. The Rights Plan was not adopted in response to any takeover threats, and the Directors are not aware of any efforts to acquire the Company.

Adoption of the Rights Plan and the issuance of the Rights do not affect the financial strength of the Company or the reported earnings per share, are not taxable to shareholders or to the Company, and will not be dilutive.

The Rights granted to you as a record holder of Common Stock on May 17, 1996 initially will be represented by, and trade together with, the Company's Common Stock. A brief description of the Rights and the Rights Plan is attached to this letter.

In connection with the adoption of the Rights Plan, the Directors have ordered the redemption of the rights outstanding under the 1988 plan effective as of May 17, 1996. All shareholders of record on May 17, 1996 will receive the redemption price of $.01 per right. Payment of the redemption price will be included with your regular dividend check payable on June 15, 1996. The redemption is being treated as a dividend by the Company for tax purposes and will be reported on your Form 1099 at the end of the year.

The Directors believe that the Rights Plan represents a prudent means of addressing the current takeover climate and enables the Directors to ensure that you as a shareholder of TRW are treated fairly. The adoption of the Rights Plan is consistent with our goal to focus on creating long-term value for our shareholders and is designed to preserve the full value of your investment in TRW.

Sincerely,

/s/ Joseph T. Gorman

Joseph T. Gorman
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                     SUMMARY OF SHAREHOLDER PURCHASE RIGHTS



INTRODUCTION

         On April 24, 1996, the Directors of TRW Inc. (the "Company") declared a dividend of one share purchase right (a "Right") for each outstanding share of the Company's Common Stock ("Common Stock"). The dividend of Rights is payable on May 17, 1996 (the "Record Date") to shareholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and National City Bank, as rights agent. The Rights are designed to protect the Company from unfair takeovers.


RIGHTS AS SHAREHOLDERS

         Each Right entitles the holder to purchase from the Company one one-hundredth of a share of its Preference Stock II, Series 4, without par value (the "Preferred Stock"), at a price of $300 per Right (the "Purchase Price"), subject to adjustment. The value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right is designed to be the economic equivalent of one share of Common Stock. Until a Right is exercised, the holder thereof will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.


RIGHTS CERTIFICATES

         Until the Distribution Date (defined below), the Rights will be evidenced by Common Stock certificates. No separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock until the Distribution Date. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred only with the Common Stock, and transfer of Common Stock certificates will also constitute transfer of those Rights.

         As soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date, and, thereafter, such separate Rights Certificates will evidence the Rights.


DISTRIBUTION DATE

         The "Distribution Date" is the earlier of:

         (a) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of Common Stock (an "Acquiring Person");

         (b) 10 business days (or such later date as may be determined by action of the Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock; or
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         (c)     10 business days after the occurrence of a Triggering Event
(defined below).


TRIGGERING EVENTS

         If any person or group of affiliated or associated persons (a) becomes an Acquiring Person; (b) is declared by the Directors of the Company to be an "Adverse Person," defined as someone owning or announcing that they intend to own 5% or more of the outstanding Common Stock, who the Directors have determined is causing or could cause a material adverse effect on the Company's business; or (c) becomes an Acquiring Person and engages in certain self-dealing transactions, each Right, other than Rights beneficially owned by the Acquiring Person or Adverse Person (which will thereafter be void), will thereafter entitle each holder of a Right to receive upon exercise that number of shares of Common Stock having a market value of two times the Purchase Price of the Right.

         If the Company is acquired in a merger or other business combination, or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company having a market value of two times the Purchase Price of the Right.


EXERCISABILITY

         The Rights are not exercisable until the Distribution Date. The Rights will expire on April 24, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, as described below.


EXCHANGE

         At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by any person or group of 50% or more of the outstanding shares of Common Stock, the Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock or one one-hundredth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right (subject to adjustment as described below).


ADJUSTMENTS

         The Purchase Price and the number of shares of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of:

         (a) a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock;

         (b) the grant to holders of the Preferred Stock of certain rights to subscribe for
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                 or purchase Preferred Stock at a price (or securities
                 convertible into Preferred Stock with a conversion price) less than the then-current market price of the Preferred Stock; or

         (c) the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights is also subject to adjustment upon certain occurrences prior to the Distribution Date.


REDEMPTION

         The Directors of the Company may redeem all the Rights at a price of $.01 per Right (the "Redemption Price") at any time prior to the earlier of (i) the close of business on the tenth business day after a Triggering Event or
(ii) April 24, 2006. Immediately upon any redemption, the right to exercise the Rights will terminate, and the only remaining right of the holders of Rights will be to receive the Redemption Price.


AMENDMENTS

         The terms of the Rights may be amended by the Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the 20% threshold described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons or (ii) 10%, except that after the Distribution Date, no such amendment may adversely affect the interests of the holders of the Rights.


FURTHER INFORMATION

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A, dated April 25, 1996. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.